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                       AMERICAN PORTFOLIOS HOLDINGS, INC.
                     AMENDED AND RESTATED CAPITAL UNITS PLAN


     American Portfolios Holdings, Inc. (the "Company"), a Delaware corporation having its principal place of business at 4250 Veterans Memorial Highway, Suite 420E, Holbrook, New York 11741, has developed, through its subsidiaries, a highly qualified sales force of registered representatives which collectively demonstrate the ability, experience and growth potential consistent with the goals and objectives for which the Company was formed; and

     The Company wants to reward its sales force for their efforts and to provide an additional incentive for them to work to have the Company grow.

     The Company has created this Capital Units Plan as a sales force incentive and amends and restates the same on this date:

     1. Definitions. Whenever used in this Capital Units Plan ("Plan"), the following terms shall have the respective meanings set forth below:

     "Account" means, with respect to each Participant, the bookkeeping method established and maintained for the purpose of accumulating each Participant's Capital Units.

     "Beneficiary" means, with respect to each Participant, the recipient or recipients designated by the Participant who are, upon the Participant's death, entitled, in accordance with the Plan's terms, to receive the benefits due the Participant, or failing such designation, the Participant's estate.

     "Board" means the Board of Directors of the Company.

     "Capital Unit" means a potential interest in the Share Pool.

     "Director" means a member of the Board.

     "Participant" means all Qualified Branch Managers, all Registered Representatives and all Registered Advisors who are awarded Capital Units under the Plan.

     "Qualified Branch Manager" means a Registered Representative of American Portfolios Financial Services, Inc., a subsidiary of the Company, with a Series 24 or 26 license who supervises at least one (1) Registered Representative, earns minimum annual gross commissions for his or her branch office of Two Hundred Fifty Thousand ($250,000) Dollars, and is approved as such by the Board.

     "Registered Advisor" means an advisor registered with American Portfolios Advisors, Inc., a subsidiary of the Company, who is properly licensed to give investment advice in the jurisdictions in which the advisor is acting.

     "Registered Representative" means a sales agent of American Portfolios Financial Services, Inc., with a current Series 6 or 7 license, who is in good standing with the National Association of Securities Dealers ("NASD").

     "Share Pool" means the number of shares of Common Stock of the Company allocated by the Board to the Plan, from time to time.

     "Subsidiary" means any corporation or other entity in which the Company owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock.

     "Termination" shall have the meaning set forth in Section 12.

     "Triggering Event" means any of the following: (a) consummation of a public offering by the Company of its Common Stock with gross proceeds of $20 million or more; (b) the sale of all or substantially all of the assets of the Company to a non-affiliated person or persons; (c) a merger transaction to which the Company is a party in which the Company or its businesses, immediately thereafter, is controlled by an unaffiliated person or persons or (d) the sale, in one or a series of related transactions, of a majority of the outstanding Common Stock of the Company to a nonaffiliated person or persons.

     2. Term. The term of the Plan shall be for a period of twenty (20) years, unless a Triggering Event shall have theretofore occurred, in which case the Plan shall lapse and be of no further force or effect when its terms are carried out.

     3. Annual Creation of Capital Units. At the end of each fiscal year of the Company, Capital Units available for allocation shall be created as follows: For every one million ($1,000,000) dollars in annual gross securities commissions, gross investment advisor fees and paid insurance commissions (including reimbursement allowance) paid by the Company to its Branch Managers, Registered Representatives and Registered Advisors, the Company shall issue a minimum of one thousand (1,000) Capital Units. The exact amount of Capital Units issued per million will vary depending on the percentage increase or percentage decrease of annual gross securities commissions, gross investment advisor fees and paid insurance commissions (including reimbursement allowance) and any incentives which the Board deems necessary to attract qualified new sales personnel. The Board shall have the sole discretion to determine the number of Capital Units created each year.

     4. Year End Allocation of Capital Units. Once the number of Capital Units to be created has been determined pursuant to Section 3, such Capital Units will, no later than March 15th, be allocated among the Participants as of the last day of the prior fiscal year as follows:

a) 70% will be divided among Qualified Branch Managers. Capital Units will be allocated to Qualified Branch Managers in the same proportion as the gross production of the office of that Branch Manager relates to the gross production of all of the other Qualified Branch Managers' offices. (example: if the Company's annual gross commissions and fees are eight million ($8,000,000) dollars, a Qualified Branch Manager who produces twenty (20%) percent of $8,000,000 will receive 20% of the five thousand six hundred (5,600) Capital Units allocated to the Qualified Branch Managers as a group, to wit: 1,120 Capital Units) and

b) 30% will be divided among all Registered Representatives and Registered Advisors, exclusive of Qualified Branch Managers. Capital Units will be allocated among this group as follows:

     i) 50% will be allocated among those who fall in the top 15 percentile of gross commissions and fees, in proportion to their relative gross commissions and fees;

     ii) 40% will be divided among those who fall in the 16-85 percentile of gross commissions and fees, in proportion to their relative gross commissions and fees; and

     iii) 10% will be divided among those who fall in the bottom 15 percentile of gross commissions and fees, in proportion to their relative gross commissions and fees.

     5. Account Statement. The number of Capital Units allocated to each Participant for a fiscal year shall be added to such Participant's Account and a statement will be provided to the Participant.

     6. Value of Capital Units. Capital Units have no present value. The Company makes no representation or guarantee as to what the potential future value of Capital Units may be. The Company's obligations under the Plan shall be totally unfunded and not secured in any way. The Company may, in its sole discretion, appoint an advisory committee comprised of Qualified Branch Managers to suggest improvements or revisions to the Plan.

     7. Tax Consequences. In the event that Capital Units allocated to a Participant shall have a value assigned to them for Federal or state income tax purposes, any tax consequences resulting therefrom shall be borne by such Participant in accordance with applicable Federal and state tax laws.

     8. Share Pool (a) The Company has allocated, and will allocate, certain authorized but unissued shares of its Common Stock, to the Plan (the aggregate amount of such shares is referred to as the "Share Pool"). One Million (1,000,000) shares of Common Stock have been initially allocated to Plan. The Company anticipates allocating additional shares of Common Stock on and after October 1, 2002, all of which allocations are in the sole discretion of the Board. Such additional allocations shall be made by a written amendment to this Plan. Certificates for all shares in the Share Pool shall be issued to Lon T. Dolber (or a successor designed by the Board) as nominee under the Plan, to be held and disposed of by such nominee solely in accordance with the Plan, and such shares shall be deemed issued and outstanding for all purposes.

     (b) The Company will, at all times until issued, reserve a number of authorized but unissued shares of Common Stock equal to the Share Pool.

     (c) In the event that prior to such issuance there is a Common Stock split or combination, or a Common Stock dividend, or a reorganization of the Company, appropriate adjustments shall be made to the Share Pool so that the securities will, immediately after such event, be equivalent to the securities which would then be held by a stockholder who had owned the Share Pool immediately prior to such event.

     9. Allocation of Share Pool. Upon the occurrence of a Triggering Event, the Share Pool shall be fully allocated among the Accounts in proportion to the number of Capital Units in each account. The securities thus allocated to an Account is referred to as the "Participant's Pool Shares."

     10. Issuance of Participant's Pool Shares. One year from the date of a Triggering Event, the Company shall issue the Participant's Pool Shares to the Participant if the Participant has continued rendering services for such year in the same or similar capacity with the Company or its business as the Participant's capacity immediately prior to the Triggering Event, except only in the event (a) the Participant was not requested to act in such capacity or (b) the Participant became disabled or died during such one year period (in which latter event the Participant's Pool Shares will be issued to the Participant's Beneficiary). In the event that the Triggering Event resulted in the payment of cash or property other than securities to the holders of the Company's Common Stock, the Company or its successor shall receive and hold such cash and property for distribution hereunder. In the event that a Participant's Pool Shares (or cash or other property) are not to be issued or delivered because of a failure to satisfy this Section 10, the amount thereof shall be proportionally redistributed to the Participants qualifying for such issuance.

     11. Independent Contractors. All Participants are independent contractors. This Plan does not, and is not intended to create an employer/employee relationship between Participants and the Company. All Participants bear the sole and exclusive responsibility for proper and timely reporting and payment of taxes resulting from any financial gain realized or incurred by participating in the Plan.

     12. Termination. Any person who leaves the Company (other than due to death or disability) or is terminated for cause, prior to a Triggering Event, shall be immediately removed as a Participant and his or her Capital Units shall be forfeited. Cause shall be defined as a conviction for any felony or securities related misdemeanor, gross or wanton negligence, violation of Federal, state or NASD securities laws, rules or regulations, or intentional acts meant to damage the reputation or business dealings of the Company, or failure to perform duties after 30 days' notice from the Company.

     13. Authority of the Company. The Company shall have the full and unqualified authority to negotiate and execute any and all agreements and documents necessary to effectuate transactions that may be a Triggering Event on terms that the Company, in its sole discretion, deems appropriate.

     14. Transferability. Capital Units may be transferred from one Participant to another Participant, but only with the prior written consent of the Company, which the Company may withhold in its sole discretion.

     15. Fraudulent Conveyance. A Participant's fraudulent or otherwise unauthorized conveyance of Capital Units shall be deemed a nullity, and of no force or effect. Such conveyance shall disqualify the Participant from any further participation in the Plan.

     16. No Voting Rights. The Capital Units shall not represent shall any direct interest in the Share Pool and shall not confer any of the rights of a stockholder or a Participant.

     17. No Trust or Fiduciary Relationship. No action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participant, his or her Beneficiary, or any other person.

     18. Assignment. The rights of the Participant hereunder shall not be assigned, transferred, pledged or encumbered except with the prior written consent of the Company, which may be withheld in its sole discretion.

     19. Death of a Participant. In the event of the death of a Participant, that Participant's Capital Units may be bequeathed by will or trust. The Capital Units which pass to a Beneficiary shall remain subject to the terms and conditions of this Plan.

     20. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York.

     21. Notice. Any notice to be delivered under this Plan shall be given in writing and delivered, personally or by certified mail, return receipt requested, postage prepaid, addressed to the Company or the Participant at their last known address.

     The Board of Directors may amend this Plan in the future in its discretion.


Dated:   November 24, 2003                  AMERICAN PORTFOLIOS HOLDINGS, INC.



                                            By:/s/ Lon Dolber
                                               --------------
                                               Lon Dolber, President